CONSENT OF THOMAS GARAGAN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Otjikoto Gold Mine, Namibia, N143101 Technical Report" dated effective December 31, 2018, (ii) the report titled "Fekola Gold Mine, Mali, NT 43-101 Technical Report" dated effective December 31, 2019, and (iii) the report titled "Masbate Gold Operation, Republic of Philippines, NT 43-101 Technical Report on Operations" dated effective December 31, 2016, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Annual Report on Form 40-F filed by B2Gold Corp., for the year ended December 31, 2022 and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Thomas Garagan

Thomas Garagan

August 3, 2023